This style make up all of her top 10 prices

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Abstract Art Innovator
Jacqueline Humphries

Key Statistics

Humphries' Promising Market Growth

21.0%

Artist Record Price Growth ('93-'24)[1]

All her top 5 auction prices were set in the last 4 years ('21-'24), signaling increased demand.

27.6%

Similar Sales Growth ('10-'24)[1]

Auction records for works similar in style, scale, subject, and period have sold in excess of $850k.



$1M
$750K
$500K
$250K
$0
2012
2014
2016
2018
2020
2022

Why This Painting?

Record-Setting Style

This is one of Humphries's "silver screen" paintings, which make up every single one of her top ten prices at auction. Though each painting is unique in their composition, Humphries' record on a similar silver screen is $850k—ours is available for $422k now.



🥇 Auction Record

$850K (2022)



🥈 Auction Record

$687K (2021)



🥉 Auction Record

$610K (2023)



#4 Auction Record

$610K (2024)



#5 Auction Record

$479K (2023)



Our Offering

$422K

INVEST NOW

Important Disclosures

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, investment advice, or a personalized recommendation. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure on Regulation A Offerings, Risks of Investing, Performance Metrics, Art Market Data, Progress Bar, and more visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

Art sales price data is comparative only. Each painting is unique and historical data is not a direct proxy for any specific painting or investment. Data represents whole art not an investment into our offerings which includes fees and expenses. Past sales are not indicative of future results.

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